Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Capital Raise

Tulsa, Oklahoma, July 8, 2009. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) previously announced on June 4, 2009 that it intends to seek to raise additional capital, subject to TSX Venture Exchange approval, proposed to be used to fund the previously announced transaction with Dune Energy, Inc. and for working capital purposes. The offering has been amended to offer up to 66.67 million shares of ANEC’s common stock at a price of US$0.03 per share. Subscribers’ subscriptions will be held by an escrow agent pending the receipt of funds necessary to close the Dune transaction as previously announced. The offering will terminate on July 31, 2009, unless extended by ANEC to no later than August 31, 2009. If completed, such a transaction will result in dilution to the present holders of ANEC’s Common Stock. The offer and sale of such securities by ANEC to the subscribers has not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Act"), and such securities may not be offered or sold in the United States absent registration under the Act or an available exemption from the registration requirements. Such offer and sale of its securities is intended to be made pursuant to the exemption from the registration requirements of the U.S. Securities Act afforded by Regulation D and in reliance upon Regulation S under that Act and will result in the issuance of "restricted securities" as defined in Rule 144 under the Act. There can be no assurance that ANEC will be successful in raising the additional capital through the sale of its Common Stock.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

ON BEHALF OF THE BOARD OF DIRECTORS

"MICHAEL PAULK"
Michael Paulk
President & CEO

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Forward-looking statements also include the plans and intentions of ANEC to offer and sell shares of its Common Stock and its ability to complete such a transaction. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. ANEC’s inability to raise additional capital would adversely affect its ability to pursue its drilling program and its liquidity. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.